Exhibit 5.1

James W. Larimore
Direct Tel.: (405) 239-6643	james.larimore@crowedunlevy.com
Direct Fax: (405) 272-5968

February 8, 2011

GMX Resources Inc.

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

Re:	GMX Resources Inc.

Ladies and Gentlemen:

We have acted as Oklahoma counsel for GMX Resources Inc., an Oklahoma corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-171521), including the documents incorporated by reference therein (the “Registration Statement”). We have also reviewed a preliminary prospectus supplement dated January 28, 2011 (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated February 4, 2011 (together with the Base Prospectus, the “Prospectus”), to the base prospectus dated January 14, 2011, included in the Registration Statement (the “Base Prospectus”) relating to the offering and sale of 21,075,000 shares (23,236,250 shares if the Underwriters exercise their over-allotment option in full) of Common Stock (the “Shares”) pursuant to an Underwriting Agreement dated February 4, 2011 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the underwriters named in the Underwriting Agreement (the “Underwriters”).

Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Underwriting Agreement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company’s Amended and Restated Certificate of Incorporation, as amended (together with the related Certificates of Designation, as amended), and Amended and Restated Bylaws; (ii) the Registration Statement; (iii) the Prospectus; (iv) the Preliminary Prospectus; and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinions set forth below, we have assumed that (a) all information contained in all documents reviewed by us is true and correct; (b) all signatures on all documents examined by us are genuine; and (c) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents.

TULSA 500 KENNEDY BUILDING 321 SOUTH BOSTON AVENUE TULSA, OK 74103-3313 TEL: 918.592.9800 • FAX: 918.592.9801	OKLAHOMA CITY 20 NORTH BROADWAY, SUITE 1800 OKLAHOMA CITY, OK 73102-8273 TEL: 405.235.7700 • FAX: 405.239.6651	NORMAN THE HIPOINT OFFICE BUILDING 2500 SOUTH MCGEE, SUITE 140 NORMAN, OK 73072-6705 TEL: 405.321.7317 • FAX: 405.360.4002

www.crowedunlevy.com

GMX Resources Inc.

February 8, 2011

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as contemplated in the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Base Prospectus and the Prospectus forming a part of the Registration Statement in each case under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter, and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

Very truly yours,

CROWE & DUNLEVY,
A Professional Corporation

By:	/s/ James W. Larimore
James W. Larimore
For the Firm